UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2013

Griffin Capital Net Lease REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-54377

MD	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2121 Rosecrans Avenue, Suite 3321 El Segundo, CA 90245

(Address of principal executive offices, including zip code)

3106065900

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 15, 2013, Griffin Capital Net Lease REIT, Inc. (the “Registrant”) entered into an Amendment to Dealer Manager Agreement and Participating Dealer Agreement (the “Amendment”) with Griffin Capital Securities, Inc., the Registrant’s dealer manager. The Amendment reflects the new $10.28 price per share of common stock in the primary offering component of the Registrant’s initial public offering and the new price per share of approximately $9.77 for shares of common stock offered through the Registrant’s distribution reinvestment plan, effective as of February 15, 2013.

The foregoing summary of the material terms of the Amendment is qualified in its entirety by the Amendment, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure

The Registrant intends to send a letter to its stockholders on or before February 19, 2013 detailing the Registrant’s new share price for shares of the Registrant’s common stock in its current public offering, as well as amendments to the Registrant’s distribution reinvestment plan and share redemption program. A copy of the letter the Registrant intends to send to its stockholders is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 8.01.	Other Events

Announcement of Revised Per Share Offering Price

On December 6, 2012, the Registrant filed a Form 8-K announcing that the Registrant’s board of directors engaged Duff & Phelps, LLC (“Duff & Phelps”), an independent valuation firm, to value each of the 14 properties owned by the Registrant as of December 31, 2012. In such Form 8-K, the Registrant also disclosed the board of directors’ intent to set a revised offering price per share of the Registrant’s shares for its current offering and its upcoming follow-on offering based primarily upon the valuation conducted by Duff & Phelps. On January 17, 2013, the Registrant sent a letter to registered representatives and stockholders explaining the revised timeline on the Registrant’s plans for implementing a new share price for shares of the Registrant’s common stock in its current public offering.

The Registrant’s board of directors has determined that, effective as of February 15, 2013, the primary offering price for shares of the Registrant’s common stock increased from the previous $10.00 per share price to $10.28 per share. Accordingly, the Registrant currently has approximately 57.9 million shares of common stock remaining for sale to the public pursuant to its primary offering of shares for approximately $595.0 million.

The Registrant engaged the services of Duff & Phelps to conduct an appraisal of each of the 14 properties in the Registrant’s portfolio as of December 31, 2012. Duff & Phelps is a third-party, independent, real estate valuation and advisory firm. Duff & Phelps was previously engaged by Griffin-American Healthcare REIT II, Inc. (“GAHR”), a non-traded real estate investment trust co-sponsored by the Registrant’s sponsor, to conduct an appraisal of each of the properties in GAHR’s portfolio as of June 30, 2012. The Registrant does not believe there are any material conflicts of interest between Duff & Phelps, on the one hand, and the Registrant, the Registrant’s advisor and its affiliates, on the other hand. The results of the Duff & Phelps appraisals, which were conducted in conformity with the requirements of the Code of Professional Ethics & Standards of Professional Practice of the Appraisal Institute, were summarized in a written report to the board of directors. For the properties independently appraised by Duff & Phelps, in completing each appraisal, Duff & Phelps:

•	conducted a physical inspection of each property;

•	studied the market to measure current market conditions, supply and demand factors, growth patterns and their effects on each property; and

•	completed a discounted cash flow valuation and sales comparison analysis for each property.

Duff & Phelps did not consider a portfolio aggregation premium in conducting its appraisals, nor did it consider potential enterprise values or other valuation metrics traditionally applied to valuing publicly-listed real estate investment trusts, such as premiums to net asset values or earnings multiples. Duff & Phelps conducted stand-alone appraisals for each property and it independently appraised and determined a range of value for each property. Duff & Phelps’ portfolio valuation conclusions represented a sum of the value ranges determined for the individual properties.

In determining the new fixed offering price, the Registrant’s board of directors determined that the aggregate value of the Registrant’s real estate assets, as of December 31, 2012, was within the range of approximately $362.8 million to approximately $379.4 million, reflecting appreciation of between 11.6% and 16.7% compared to the aggregate original contract purchase price of $325.2 million, or an implied increase in value of approximately $2.16 to $3.12 per share based on approximately 17.4 million shares outstanding as of December 31, 2012. The range of real estate values considered by the board of directors, plus or minus 2.24% from a midpoint valuation of $371.1 million, was consistent with, and within the range of values provided by, Duff & Phelps’ appraisal.

The valuation range for the Registrant’s properties reflects the fact there may be a range of assumptions that may be used in conducting a discounted cash flow analysis for each property. The following are the key discounted cash flow assumptions (shown on a weighted average basis) that were considered by the Registrant’s board of directors in valuing the Registrant’s properties:

Terminal capitalization rate	7.81%
Discount rate	8.45%
Annual market rent growth rate	1-5% (Years 1-2) and 2-3% thereafter
Annual market expense growth rate	3%
Holding period	10 years

While the Registrant’s board of directors believes that its assumptions are reasonable, a change in these assumptions would impact the calculation of the estimated value range of the Registrant’s real estate assets. For example, assuming all other factors remain unchanged, an increase in the average discount rate of 25 basis points would yield a decrease in the estimated value range of the Registrant’s real estate assets of 1.72%, while a decrease in the average discount rate of 25 basis points would yield an increase in the estimated value range of the Registrant’s real estate assets of 1.76%. Likewise, an increase in the average terminal capitalization rate of 25 basis points would yield a decrease in the estimated value range of the Registrant’s real estate assets of 1.65%, while a decrease in the average terminal capitalization rate of 25 basis points would yield an increase in the estimated value range of the Registrant’s real estate assets of 1.76%.

After considering all information provided in the context of the board of directors’ extensive knowledge of the Registrant’s assets and business, the board of directors announced a new primary offering price of $10.28 per share. In establishing the Registrant’s new fixed offering price of $10.28 per share, the Registrant’s board of directors considered: the estimated value range of the Registrant’s real estate assets and range of approximated value per share; the costs and expenses associated with raising equity in connection with the primary offering of the Registrant’s shares; and certain other data prepared by the Registrant’s advisor, including the Registrant’s historical and anticipated results of operations and financial condition, current and anticipated capital and debt structure, the marked-to-market value of current debt, the quality and diversity of the Registrant’s properties and tenant base, and the progress in executing the Registrant’s overall investment and operating strategies. The board of directors utilized the low end of the net asset value per share range and grossed up this net asset value per share by the amount of third party sales commissions of 7% to finalize their conclusion of the new primary offering price. Below is a table summarizing the calculation.

	Low End	Mid-Point	High End
Gross Real Estate Asset Value (1)	$362,800,000	$371,100,000	$379,400,000
Current Assets, net (2)	3,030,562	3,030,562	3,030,562
Mortgage Debt (3)	(199,808,731)	(199,808,731)	(199,808,731)

Net Asset Value	$166,021,831	$174,321,831	$182,621,831

Shares Outstanding as of 12/31/2012 (4)	17,358,507	17,358,507	17,358,507

Net Asset Value per Share	$9.56	$10.04	$10.52

Board Determination	$9.56

Third-Party Sales Commissions (Gross Up)	7.00%
Share Offering Price	$10.28

(1)	The gross real estate asset values were determined by Duff & Phelps in the manner described in detail above.
(2)

Represents current assets (cash, prepaid and other assets) less current liabilities (accounts payable and other accrued liabilities) calculated in accordance with accounting principles generally accepted in the United States (“GAAP”).

(3)

Mortgage debt was marked-to-market for the Registrant’s mortgage loans that have a maturity that exceeds one year. Each of four such mortgage loans had above-market interest rates resulting in an increase to mortgage debt of approximately $5.5 million. After consulting with mortgage lenders and mortgage brokers, the board of directors utilized an average discount rate of 3.04% (an average credit spread) plus the interpolated treasury curve of comparable loan duration. The increase to mortgage debt was calculated taking the net present value (utilizing a discount rate equal to the capitalization rates determined in the Duff & Phelps valuation) of the difference between the remaining interest payments at the existing mortgage loan interest rate and the interest payments based upon the market-adjusted interest rate.

(4)

The shares outstanding, as of December 31, 2012, were calculated on an adjusted fully diluted basis comprised of (i) 13,376,868 outstanding shares of the Registrant’s common stock, plus (ii) 3,981,639 outstanding limited partnership units issued by the Registrant’s operating partnership, which units are exchangeable on a one-for-one basis into shares of the Registrant’s common stock.

The estimated value range of the Registrant’s real estate portfolio considered by the board as of December 31, 2012 does not reflect the actual or estimated portfolio liquidation value range or potential “enterprise value” range of the Registrant or its real estate portfolio. For example, it does not include a premium for:

•

the large size of the Registrant’s portfolio, as buyers may be willing to pay more for a large portfolio than they are willing to pay for each property in the portfolio separately, commonly referred to as a “portfolio premium” or “aggregation premium”;

•

the potential increase in the Registrant’s share value if it were to list its shares on a national securities exchange reflecting potential premiums to net asset values and earnings multiples typically applied to valuing publicly-listed companies;

•

the potential value per share the Registrant may achieve if it were to merge with or be acquired by a publicly-listed real estate investment trust or other real estate company, resulting from potential premiums to net asset values and earnings multiples typically applied to valuing companies in such transactions; or

•

the Registrant’s rights under its advisory agreement and the Registrant’s potential ability to secure the services of a management team on a long-term basis through the internalization of the advisor without the payment of an internalization fee, which could enhance the Registrant’s “enterprise value” in conjunction with a listing on a national securities exchange.

Further, the estimated value range of the Registrant’s real estate portfolio was determined as of a moment in time and the value range will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets (including acquisitions and dispositions of real estate investments after December 31, 2012), developments related to individual assets and changes in the real estate and capital markets.

The board of directors determined the new offering price in its sole discretion and is ultimately responsible for establishing the fixed offering price for shares of the Registrant’s common stock. This offering is a fixed price offering, which means that the price for shares of the Registrant’s common stock is fixed and does not vary over time based on the underlying value of the Registrant’s assets. Investors are cautioned that the market for commercial real estate can fluctuate quickly and substantially. As a result, the values of the Registrant’s assets and liabilities are expected to change in the future.

The various factors considered by the board of directors in determining the revised fixed offering price for the Registrant’s initial public offering were based on a number of assumptions and estimates that may not be accurate or complete. The revised fixed offering price established for shares of common stock in the Registrant’s initial public offering may not now or in the future accurately represent the current value of the Registrant’s assets per share of its common stock at any particular time and may be higher or lower than the actual value of the Registrant’s assets per share at any time. In addition, the revised fixed offering price may not be indicative of the price a stockholder would receive if they sold their shares, the price at which shares of the Registrant’s common stock would trade if they were listed on a national securities exchange or the distributions per share a stockholder would ultimately realize upon liquidation of the Registrant’s assets and settlement of the Registrant’s liabilities or a sale of the company. Similarly, the amount a stockholder may receive upon repurchase of their shares, if they determine to participate in the Registrant’s share repurchase plan, may be greater than or less than the amount a stockholder paid for the shares, regardless of any increase in the underlying value of any assets owned by the Registrant. Notwithstanding the foregoing, the board of directors may, in its discretion from time to time, further change the primary offering price per share and, accordingly, the number of shares being offered in the Registrant’s initial public offering. In such event, the Registrant expects that the board of directors would consider, among others, the factors described above. Any such change in the primary offering price will be made through a prospectus supplement or a post-effective amendment to the registration statement of which the prospectus is a part. The Registrant cannot make any assurances that its primary offering price will increase or that it will not decrease during this offering or in connection with any future offering of shares.

The Registrant currently intends to continue to employ the process described herein every two years, whereby an independent third-party firm will be engaged to appraise the real estate and real estate related assets of the Registrant’s portfolio. In the years where an independent third-party appraiser is not engaged, management will prepare a similar internal valuation, with the assumptions used to determine the valuation reviewed by an independent third-party appraiser.

Amendment and Restatement of Distribution Reinvestment Plan

On January 31, 2013, the Registrant’s board of directors amended and restated the Registrant’s Distribution Reinvestment Plan (the “DRP”) to state that the purchase price for shares pursuant to the DRP shall be equal to 95% of the per share offering price of the Registrant’s common stock (equal to approximately $9.77 per share at the time the amended and restated DRP becomes effective) and to make certain other minor revisions. The amended and restated DRP will be effective as of February 25, 2013. A copy of the amended and restated DRP is attached as Exhibit 4.1 hereto.

Amendments to Share Redemption Program

On January 31, 2013, the Registrant’s board of directors amended the Registrant’s share redemption program (the “SRP”) to revise the redemption price per share for shares purchased under the SRP. Pursuant to the amendments to the SRP, as long as the Registrant is engaged in an offering, the redemption price per share shall be as follows:

•	the lower of $9.25 or the price paid to acquire the shares from the Registrant for stockholders who have held their shares for at least one year;

•	the lower of $9.50 or the price paid to acquire the shares from the Registrant for stockholders who have held their shares for at least two years;

•	the lower of $9.75 or the price paid to acquire the shares from the Registrant for stockholders who have held their shares for at least three years; and

•	the lower of $10.28 or the price paid to acquire the shares from the Registrant for stockholders who have held their shares for at least four years.

The redemption price per share as described above for shares repurchased will be reduced by the aggregate amount of net proceeds per share, if any, distributed to the stockholders prior to the repurchase date as a result of a “special distribution.” The Registrant’s board may change the redemption price per share at any time by providing 30 days’ notice to stockholders. The amendments to the SRP will be effective as of March 17, 2013 and will be effective for all redemptions requested in the first quarter of 2013.

Change to First Quarter of 2013 Distribution Declaration

On December 4, 2012, the Registrant’s board of directors declared distributions for the first quarter of 2013 in the amount of $0.00184932 per day per share on the outstanding shares of common stock (equivalent to an annual distribution rate of 6.75% assuming the share was purchased for $10) payable to stockholders of record at the close of business on each day during the period from January 1, 2013 through March 31, 2013. The Registrant’s board of directors reserved the right to revise the distribution declaration for the first quarter of 2013 upon a determination of the offering price. On January 31, 2013, following the determination of the Registrant’s per share offering price, the Registrant’s board of directors declared distributions, effective February 15, 2013, for the remainder of the first quarter of 2013 in the amount of approximately $0.001901096 per day per share (equivalent to an annual distribution rate of 6.75% assuming the share was purchased for $10.28 or an annual distribution rate of approximately 6.94% assuming the share was purchased for $10.00) payable to stockholders as of the close of each business day of the remainder of the period subsequent to the price change, or from February 15, 2013 through March 31, 2013. Such distributions payable to each stockholder of record during a month will be paid on such date of the following month as the Registrant’s Chief Executive Officer may determine.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

1.1	Amendment to Griffin Capital Net Lease REIT, Inc. Dealer Manager Agreement and Participating Dealer Agreement by and between Griffin Capital Net Lease REIT, Inc. and Griffin Capital Securities, Inc., dated February 15, 2013

4.1	Amended and Restated Distribution Reinvestment Plan

99.1	Griffin Capital Net Lease REIT, Inc. letter to stockholders

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Net Lease REIT, Inc.

Date: February 15, 2013	By:	/s/ Joseph E. Miller
Joseph E. Miller
Chief Financial Officer